Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated April 28, 2017, in the Registration Statement (Form N-2) of Stone Ridge Trust V for the period ended February 28, 2017, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-216938).

/s/ Ernst & Young LLP

New York, NY

June 28, 2017